Exhibit 95

Mine Safety Disclosure

The following disclosure is provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977.

The table that follows reflects citations, orders, violations and proposed assessments issued by the Mine Safety and Health Administration (the “MSHA”) to M-I LLC, an indirect wholly-owned subsidiary of Schlumberger.  The disclosure is with respect to the full year ended December 31, 2018.  Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov.

Full Year 2018

 (whole dollars)

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Proposed MSHA Assessments (1)	Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Amelia Barite Plant/1600825	0	0	0	0	0	$118	0	N	N	0	0	0

Battle Mountain Grinding Plant/2600828	0	0	0	0	0	$118	0	N	N	0	0	0

Galveston GBT Barite Grinding Plant/4104675	0	0	0	0	0	$472	0	N	N	0	0	0

Greybull Milling Operation/4800602	1	0	0	0	0	*$708	0	N	N	0	0	0

Greybull Mining Operation/4800603	0	0	0	0	0	$118	0	N	N	0	0	0

Greystone Mine/2600411	0	0	0	0	0	$118	0	N	N	0	0	0

Mountain Springs Beneficiation Plant/2601390	0	0	0	0	0	$0	0	N	N	0	0	0

Wisconsin Proppants Hixton Mine/4703742	1	0	0	0	0	*$399	0	N	N	0	0	0

Wisconsin Proppants Alma Mine/4703823	0	0	0	0	0	$0	0	N	N	0	0	0

Wisconsin Proppants Monahans Mine/4105336	2	0	0	0	0	$774	0	N	N	0	0	0

High Roller Sand/4105321	3	0	0	0	0	$2,056	0	N	N	0	0	0

(1)

Amounts included are the total dollar value of proposed assessments received from MSHA on or before December 31, 2018, regardless of whether the assessment has been challenged or appealed, for citations and orders occurring during the full year 2018.  Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed.  The number of citations, orders, and proposed assessments vary by inspector and also vary depending on the size and type of the operation.

*As of January 7, 2019, MSHA had not yet proposed an assessment for (1) S&S citation and (1) non-S&S citation at Greybull Milling Operations/4800602.

* As of January 7, 2019, MSHA had not yet proposed an assessment for (1) S&S citation and (2) non-S&S citations at Wisconsin Proppants Hixton Mine/4703742.